Exhibit 99.1

	PRESS RELEASE	Contact:	Frank J. Bilban
972-562-9473	October 28, 2019		Vice President & CFO

ENCORE WIRE REPORTS THIRD QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter of 2019.
Net sales for the third quarter ended September 30, 2019 were $321.2 million compared to $340.7 million for the third quarter of 2018. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 0.2% in the third quarter of 2019 versus the third quarter of 2018. The average selling price of wire per copper pound sold decreased 5.9% in the third quarter of 2019 versus the third quarter of 2018. Net income for the third quarter of 2019 decreased to $16.4 million versus $23.7 million in the third quarter of 2018. Fully diluted net earnings per common share were $0.78 in the third quarter of 2019 versus $1.13 in the third quarter of 2018.
Net sales for the nine months ended September 30, 2019 were $972.7 million compared to $969.0 million during the same period in 2018. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 6.0% in the nine months ended September 30, 2019 versus the nine months ended September 30, 2018. The average selling price of wire per copper pound sold decreased 5.8% in the nine months ended September 30, 2019 versus the nine months ended September 30, 2018, offsetting the unit volume impact on sales dollars. Net income for the nine months ended September 30, 2019 decreased to $47.6 million versus $53.1 million in the same period in 2018. Fully diluted net earnings per common share were $2.27 in the nine months ended September 30, 2019 versus $2.54 in the same period in 2018.
On a sequential quarter comparison, net sales for the third quarter of 2019 were $321.2 million versus $336.9 million during the second quarter of 2019. Sales dollars decreased due to a 4.4% decrease in the average selling price per pound of copper wire sold, offset slightly by a 0.1% unit volume increase of copper building wire sold on a sequential quarter comparison. Copper wire sales prices decreased 4.4%, while the price of copper purchased decreased 5.1%. Net income for the third quarter of 2019 was $16.4 million versus $17.8 million in the second quarter of 2019. Fully diluted net income per common share was $0.78 in the third quarter of 2019 versus $0.85 in the second quarter of 2019.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “Our business remains strong as evidenced by our results in the third quarter and nine months ended September 30. There are some key items to note. Unit volumes increased in the third quarter and year to date comparisons of 2019 to 2018. Copper unit volumes increased 0.2% in the third quarter of 2019 versus the third quarter of 2018, and increased 6.0% in the nine month comparison. The unit volume increase was achieved even though we passed on orders that did not meet our margin targets. Despite the strong U.S. construction market and demand for building wire, margins were restrained by competitive pricing in the third quarter of 2019 versus the third quarter of 2018. Gross profit margins fell in concert with a drop in copper prices versus last year's third quarter and first nine months, along with the competitive pressure noted above. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread decreased 9.0% in the third quarter of 2019 versus the third quarter of 2018, while decreasing 2.8% in the nine month comparison. The copper spread also decreased 3.0% on a sequential quarter comparison. The copper spread contracted 9.0% as the average price of copper purchased decreased 4.2% in the third quarter of 2019 versus the third quarter of 2018, while the average selling price of wire sold decreased 5.9%. It should be noted that the spreads in the third quarter of 2018 were the highest in over a decade. However, we believe that the currently strong end markets can support those margin levels. In aluminum wire, which represented 7.7% of our net sales in the third quarter of 2019, we continue to enforce our rights under the U.S. trade remedy laws. On October 18, 2019, the U.S. Commerce Department signed its final antidumping (“AD”) and countervailing duty (“CVD”) determinations, resulting in combined AD/CVD duty rates ranging from 81.27 to 218.42 percent for aluminum wire and cable imported from China. The final step in these investigations is a vote from the U.S. International Trade Commission, which is not expected until approximately November 20, 2019.

The U.S. economy appears strong, as is construction activity. Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year. We believe our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $203.9 million in cash at the end of the quarter. We continue to refine our plans for significant capital expenditures, but these plans remain delayed by issues arising in connection with a proposed new highway project which may bisect our property. We also declared a cash dividend during the quarter.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the third quarter results on Tuesday, October 29, 2019, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-774-6070, and the passcode is 8610773#. A replay of this conference call will be accessible in the Investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release, other than the historical financial information, including statements about the copper and aluminum pricing environment, the extent of unfair import competition, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2018 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
In Thousands	2019	2018	2019	2018
Net Income	$16,401	$23,678	$47,594	$53,120
Income Tax Expense	4,948	7,209	14,308	16,109
Interest Expense	60	61	178	205
Depreciation and Amortization	4,469	4,108	13,254	12,321
EBITDA	$25,878	$35,056	$75,334	$81,755

Encore Wire Corporation
Balance Sheets
(In Thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current Assets
Cash	$203,936	$178,405
Receivables, net	244,869	235,353
Inventories	90,244	102,367
Income Tax Receivable	3,111	1,389
Prepaid Expenses and Other	2,550	1,723
Total Current Assets	544,710	519,237
Property, Plant and Equipment, net	324,766	298,658
Other Assets	771	165
Total Assets	$870,247	$818,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$39,907	$36,706
Accrued Liabilities and Other	33,197	36,866
Total Current Liabilities	73,104	73,572
Long-Term Liabilities
Deferred Income Taxes and Other	28,464	24,032
Total Long-Term Liabilities	28,464	24,032
Total Liabilities	101,568	97,604
Stockholders’ Equity
Common Stock	269	269
Additional Paid-in Capital	62,705	60,822
Treasury Stock	(91,056)	(91,056)
Retained Earnings	796,761	750,421
Total Stockholders’ Equity	768,679	720,456
Total Liabilities and Stockholders’ Equity	$870,247	$818,060

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
	(Unaudited)				(Unaudited)

Net Sales	$321,169	100.0%	$340,732	100.0%	$972,742	100.0%	$968,956	100.0%
Cost of Goods Sold	278,181	86.6%	286,227	84.0%	842,518	86.6%	832,460	85.9%
Gross Profit	42,988	13.4%	54,505	16.0%	130,224	13.4%	136,496	14.1%

Selling, General and Administrative Expenses	22,672	7.1%	24,214	7.1%	71,515	7.4%	68,599	7.1%
Operating Income	20,316	6.3%	30,291	8.9%	58,709	6.0%	67,897	7.0%

Net Interest & Other Income	1,033	0.3%	596	0.2%	3,193	0.3%	1,332	0.1%
Income before Income Taxes	21,349	6.6%	30,887	9.1%	61,902	6.4%	69,229	7.1%

Provision for Income Taxes	4,948	1.5%	7,209	2.1%	14,308	1.5%	16,109	1.7%
Net Income	$16,401	5.1%	$23,678	6.9%	$47,594	4.9%	$53,120	5.5%

Basic Earnings Per Share	$0.78		$1.14		$2.28		$2.55
Diluted Earnings Per Share	$0.78		$1.13		$2.27		$2.54
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,912		20,853		20,896		20,839
Diluted	20,991		20,919		20,985		20,910
Cash Dividends Declared per Share	$0.02		$0.02		$0.06		$0.06

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